EXHIBIT 10.1

SETTLEMENT AGREEMENT AND STIPULATION

THIS SETTLEMENT AGREEMENT and Stipulation dated as of March 19, 2018 (“Agreement”) by and between plaintiff Livingston Asset Management LLC (“LIVINGSTON”), and defendant Coates International, Ltd. (“COMPANY”).

BACKGROUND:

WHEREAS, there are bona fide outstanding Claims against the Company in the principal amount of not less than $69,389.00; and

WHEREAS, these liabilities are past due; and

WHEREAS. LIVINGSTON acquired such liabilities on the terms and conditions set forth in Claim Purchase Agreement(s), subject however to compliance with the provisions hereof; and

WHEREAS, LIVINGSTON and the Company desire to resolve, settle, and compromise certain liabilities (hereinafter collectively referred to as the “Claims”).

NOW, THEREFORE, the parties hereto agree as follows:

1.       Defined Terms. As used in this Agreement, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“AGREEMENT” shall have the meaning specified in the preamble hereof.

“CLAIM AMOUNT- shall mean $69,389.00

“COMMON STOCK” shall mean the Company’s common stock. $0.0001 par value per share, and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of dividends (as and when declared) and assets (upon liquidation of the Company).

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“COURT” shall mean the Circuit Court of Baltimore County, Maryland.

“DISCOUNT” shall mean thirty (30%) percent.

“DTC” shall have the meaning specified in Section 3b.

“DWAC” shall have the meaning specified in Section 3b.

“FAST” shall have the meaning specified in Section 3b.

“GROSS PROCEEDS” shall mean proceeds from sales of Settlement Shares by LIVINGSTON.

“NET PROCEEDS” shall mean Gross Proceeds less all brokerage, clearing and delivery related fees and charges associated with the generation of such Gross Proceeds, including but not limited to, commission and execution fees, ticket and deposit fees, DTC and Non-DTC, transfer agent and clearing agent fees.

“PRINCIPAL MARKET” shall mean the Nasdaq National Market, the Nasdaq SmallCap Market, the Over the Counter Bulletin Board, OTCXD, the American Stock Exchange or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

“REMITTANCE AMOUNT” shall mean NET PROCEEDS multiplied by one minus the Discount ((1 — 0.30) or 0.70);

“SELLER” shall mean any individual or entity listed on Schedule A, who originally owned the Claims.

“SETTLEMENT SHARES” shall have the meaning specified in Section 3a.

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“TRADING DAY” shall mean any day during which the Principal Market shall be open for business.

“TRANSFER AGENT” shall mean the transfer agent for the Common Stock (and to any substitute or replacement transfer agent for the Common Stock upon the Company’s appointment of any such substitute or replacement transfer agent).

2.     Fairness Hearing. Upon the execution hereof, Company and LIVINGSTON agree, pursuant to Section 3(a) (10) of the Securities Act of 1933 (the -Act”), and the applicable section of the General Statutes of Maryland, to promptly submit the terms and conditions of this Agreement to the Court for a hearing on the fairness of such terms and conditions. and the issuance exempt from registration of the Settlement Shares. This Agreement shall become binding upon the parties only upon entry of an order by the Court substantially in the form annexed hereto as Exhibit A (the “Order”).

3.     Settlement Shares. a. Following entry of an Order by the Court in accordance with Paragraph 2 herein and the delivery by LIVINGSTON and Company of the Stipulation of Dismissal (as defined below), in settlement of the Claims, the Company shall issue and deliver to LIVINGSTON shares of its Common Stock (the “Settlement Shares”) in one or more tranches as necessary, and subject to adjustment and ownership limitations as set forth below, sufficient to generate proceeds such that the aggregate Remittance Amount equals the Claim Amount.

b.       No later than the fifth Trading Day following the date that the Court enters the Order, time being of the essence, Company shall: (i) cause its legal counsel to issue an opinion to Company’s transfer agent, in form and substance reasonably acceptable to LIVINGSTON and such transfer agent, that the shares of Common Stock to be issued as the initial issuance and any additional issuance are legally issued, fully paid and non-assessable. are exempt from registration under the Securities Act, may be issued without restrictive legend, and may be resold by LIVINGSTON without restriction pursuant to the Court Order; and (ii) issue the Settlement Shares, in tranches as necessary, by physical delivery, or as Direct Registration Systems (DRS) shares to LIVINGSTON’s account with The Depository Trust Company (DTC) or through the Fast Automated Securities Transfer (FAST) Program of DTC’s Deposit/Withdrawal Agent Commission (DWAC) system, without any legends or restriction on transfer pursuant to the Court Order. The date upon which the initial tranche, or additional tranche, of the Settlement Shares has been received into LIVINGSTON’s account and are available for sale by LIVINGSTON shall be referred to as the “Issuance Date”.

c.       The Company shall deliver to LIVINGSTON, through the initial tranche and any required additional tranches, that number of Settlement Shares the proceeds of sales of which will generate an aggregate Remittance Amount equal to the Claim Amount. Immediately prior to the Issuance Date, LIVINGSTON shall cause to be disbursed to Sellers the Remittance Amount associated with any such tranche of Settlement Shares in accordance with the Claim Purchase Agreements. Prior to the Issuance Date, LIVINGSTON shall deliver the Remittance Amount associated with any such tranche to the Escrow Agent, with instructions to disburse those funds to the Sellers. Any Remittance Amount disbursed (and the associated sales of Settlement Shares) executed to satisfy claims of Sellers who are deemed affiliates of the Company shall be made only after the proscribed holding period has lapsed. To the extent that the Company issues Settlement Shares in excess of that necessary to satisfy the aggregate Claim Amount, LIVINGSTON shall return any excess Settlement Shares to Company for reinstatement as authorized, but unissued shares.. The parties reasonably estimate that the fair market value of the Settlement Shares to be received by LIVINGSTON is equal to approximately $99,127.00. The parties acknowledge that the number of Settlement Shares to be issued pursuant to this Agreement is indeterminable as of the date of its execution, and could well exceed the current existing number of shares outstanding as of the date of its execution.

d.       Notwithstanding anything to the contrary contained herein, the Settlement Shares beneficially owned by LIVINGSTON at any given time shall not exceed the number of such shares that, when aggregated with all other shares of Company then beneficially owned by LIVINGSTON, or deemed beneficially owned by LIVINGSTON, would result in LIVINGSTON owning more than 9.99% of all of such Common Stock as would be outstanding on such date, as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder. In compliance therewith, the Company agrees to deliver the Initial Issuance and any additional issuances in one or more tranches.

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4.       Necessary Action. At all times after the execution of this Agreement and entry of the Order by the Court, each party hereto agrees to take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise necessary to effect and complete the transactions contemplated hereby.

5.       Releases. Upon receipt of all of the Settlement Shares required to be delivered hereby, in consideration of the terms and conditions of this Agreement, and except for the obligations, representations and covenants arising or made hereunder or a breach hereof, the parties hereby release, acquit and forever discharge the other and each, every and all of their current and past officers, directors, shareholders, affiliated corporations, subsidiaries, agents, employees, representatives, attorneys, predecessors, successors and assigns (the “Released Parties”), of and from any and all claims, damages, cause of action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which the parties may now have or may hereafter have or claim to have against each other with respect to the Claims. Nothing contained herein shall be deemed to negate or affect LIVINGSTON’s right and title to any securities heretofore or hereafter issued to it by Company or any subsidiary of Company.

6.     Representations. Company hereby represents, warrants and covenants to LIVINGSTON as follows:

a.       There are 12,000,000,000 shares of Common Stock of the Company authorized, of which 45,366,624 Shares of Common Stock are issued and outstanding as of March 16, 2018;

b.       The shares of Common Stock to be issued pursuant to the Order are duly authorized, and when issued will be duly and validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances and preemptive and similar rights to subscribe for or purchase securities;

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c.       Upon Court approval of this Stipulation and entry of the Order, the shares will be exempt from registration under the Securities Act and issuable without any restrictive legend;

d.      The Company has, or will have, reserved from its duly authorized capital stock a number of shares of Common Stock at least equal to the number of shares that could be issued pursuant to the terms of the Order;

e.      If at any time it appears reasonably likely that there may be insufficient authorized shares to fully comply with the Order, Company shall promptly increase its authorized shares to ensure its ability to timely comply with the Order;

f.       The execution of this Agreement and performance of the Order by Company and LIVINGSTON will not (1) conflict with, violate or cause a breach or default under any agreements between Company and any creditor (or any affiliate thereof) related to the account receivables comprising the Claims, or (2) require any waiver, consent, or other action of the Company or any creditor, or their respective affiliates, that has not already been obtained;

g.      Without limitation, the Company hereby waives any provision in any agreement related to the account receivables comprising the Claims requiring payments to be applied in a certain order, manner, or fashion, or providing for exclusive jurisdiction in any court other than this Court;

h.      The Company has all necessary power and authority to execute, deliver and perform all of its obligations under this Agreement;

i.       The execution, delivery and performance of this Agreement by Company has been duly authorized by all requisite action on the part of Company (including a majority of its independent directors), and this Agreement has been duly executed and delivered by Company;

j.       Company did not enter into the transaction giving rise to the Claims in contemplation of any sale or distribution of Company’s common stock or other securities;

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k.      There has been no modification, compromise, forbearance, or waiver entered into or given by the Company with respect to the Claims. There is no action based on the Claims by the Company that is currently pending in any other court or other legal venue, and no judgments based upon the Claims have been previously entered in any legal proceeding;

l.       There are no taxes due, payable or withholdable as an incident of Seller’s provision of goods and services, and no taxes will be due, payable or withholdable as a result of settlement of the Claims;

m.      To the best of the Company’s knowledge, no Non-Affiliate Seller is, directly or indirectly, utilizing any of the proceeds received from LIVINGSTON for selling the Claims to provide any consideration to or invest in any manner in the Company or any affiliate of the Company;

n.       Company has not received any notice (oral or written) from the SEC or Principal Market regarding a halt, limitation or suspension of trading in the Common Stock; and

o.       No Non-Affiliate Seller will, directly or indirectly, receive any consideration from or be compensated in any manner by, the Company, or any affiliate of the Company, in exchange for or in consideration of selling the Claims.

p.       Company acknowledges that LIVINGSTON or its affiliates may from time to time, hold outstanding securities of the Company, including securities which may be convertible in shares of the Company’s common stock at a floating conversion rate tied to the current market price for the stock. The number of shares of Common Stock issuable pursuant to this Agreement may increase substantially in certain circumstances, including, but not necessarily limited to the circumstance wherein the trading price of the Common Stock declines during the Valuation Period. The Company’s executive officers and directors have studied and fully understand the nature of the transaction contemplated by this Agreement and recognize that they have a potential dilutive effect. The board of directors of the Company has concluded in its good faith business judgment that such transaction is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue the Settlement Shares is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company.

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LIVINGSTON hereby represents, warrants and covenants to Company as follows:

a.       It acquired the Claims pursuant to the execution of Claim Purchase Agreements with Sellers, to whom payment is conditioned upon the full performance by Company of the terms of this Agreement;

b.       It is a limited liability company duly filed and in good standing under the laws of Florida; and

c.       The execution, delivery and performance of this Stipulation by LIVINGSTON has been duly authorized by all requisite action on the part of LIVINGSTON, and this Stipulation has been duly executed and delivered by LIVINGSTON.

7.     Continuing Jurisdiction. In order to enable the Court to grant specific enforcement or other equitable relief in connection with this Agreement, (a) the parties consent to the continuing jurisdiction of the Baltimore County Circuit Court for purposes of enforcing this Agreement, and (b) each party to this Agreement expressly waives any contention that there is an adequate remedy at law or any like doctrine that might otherwise preclude injunctive relief to enforce this Agreement.

8.     Conditions Precedent/ Default.

(a)       If Company shall default in promptly delivering the Settlement Shares to LIVINGSTON in the form and mode of delivery as required by Section 3 herein;

(b)       If the Order shall not have been entered by the Court on or prior to May 31, 2018;

(c)       If the Company shall fail to comply with the Covenants set forth in Paragraph 14 hereof;

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b.       If Bankruptcy, dissolution, receivership, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company; or if the trading of the Common Stock shall have been halted, limited, or suspended by the SEC or on the Principal Market; or trading in securities generally on the Principal Market shall have been suspended or limited; or minimum prices shall have been established for securities traded on the Principal Market; or there shall have been any material adverse change (i) in the Company’s finances or operations, or (ii) in the financial markets such that, in the reasonable judgment of LIVINGSTON, makes it impracticable or inadvisable to trade the Settlement Shares; and such suspension, limitation or other action is not cured within ten (10) trading days; then, at the sole option of LIVINGSTON, LIVINGSTON may deem the Company to be in default of the Agreement and Order, and LIVINGSTON may treat this Agreement as null and void.

9.    Information. Company and LIVINGSTON each represent that prior to the execution of this Agreement, they have fully informed themselves of its terms, contents, conditions and effects, and that no promise or representation of any kind has been made to them except as expressly stated in this Agreement.

10.  Ownership and Authority. Company and LIVINGSTON represent and warrant that they have not sold, assigned, transferred, conveyed or otherwise disposed of any or all of any claim, demand, right, or cause of action, relating to any matter which is covered by this Agreement, that each is the sole owner of such claim, demand, right or cause of action, and each has the power and authority and has been duly authorized to enter into and perform this Agreement and that this Agreement is the binding obligation of each, enforceable in accordance with its terms.

11.  No Admission. This Agreement is contractual and it has been entered into in order to compromise disputed claims and to avoid the uncertainty and expense of the litigation. This Agreement and each of its provisions in any orders of the Court relating to it shall not be offered or received in evidence in any action, proceeding or otherwise used as an admission or concession as to the merits of the Action or the liability of any nature on the part of any of the parties hereto except to enforce its terms.

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12.  Binding Nature. This Agreement shall be binding on all parties executing this Agreement and their respective successors, assigns and heirs.

13.  Authority to Bind. Each party to this Agreement represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transactions provided in this Agreement have been duly authorized by all necessary action of the respective entity and that the person executing this Agreement on its behalf has the full capacity to bind that entity. Each party further represents and warrants that it has been represented by independent counsel of its choice in connection with the negotiation and execution of this Agreement, and that counsel has reviewed this Agreement.

14.  Covenants.

a.       For so long as LIVINGSTON or any of its affiliates holds any Settlement Shares, neither Company nor any of its affiliates shall, without the prior written consent of LIVINGSTON (which may not be unreasonably withheld), vote any shares of Common Stock owned or controlled by it (unless voting in favor of a proposal approved by a majority of Company’s Board of Directors), or solicit any proxies or seek to advise or influence any person with respect to any voting securities of Company; in favor of (1) causing a class of securities of Defendant to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (2) causing a class of equity securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, (3) taking any action which would impede the purposes and objects of this Settlement Agreement.

b.      Upon the signing of the Order by the Court, the Company shall file such OTCMarkets.com or SEC filings as may be required in respect of this Settlement Agreement.

15.    Indemnification. Company shall indemnify, defend and hold LIVINGSTON and its affiliates harmless with respect to all obligations of Company arising from or incident or related to this Agreement, including, without limitation, any claim or action brought derivatively or directly by the Seller or shareholders of Company.

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16.   Legal Effect. The parties to this Agreement represent that each of them has been advised as to the terms and legal effect of this Agreement and the Order provided for herein, and that the settlement and compromise stated herein is final and conclusive forthwith, subject to the conditions stated herein, and each attorney represents that his or her client has freely consented to and authorized this Agreement after have been so advised.

17.   Waiver of Defense. Each party hereto waives a statement of decision, and the right to appeal from the Order after its entry. Company further waives any defense based on the rule against splitting causes of action. The prevailing party in any motion to enforce the Order shall be awarded its reasonably attorney fees and expenses in connection with such motion. Except as expressly set forth herein, each party shall bear its own attorneys’ fees, expenses and costs.

18.   Signatures. This Agreement may be signed in counterparts and the Agreement, together with its counterpart signature pages, shall be deemed valid and binding on each party when duly executed by all parties. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

19.   Choice of Law, Etc. Notwithstanding the place where this Agreement may be executed by either of the parties, or any other factor, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of Maryland, applicable to agreements made and to be fully performed in that State and without regard to the principles of conflicts of laws thereof. Any action brought to enforce, or otherwise arising out of this Agreement shall be brought only in the Circuit Court of Baltimore County, Maryland.

20.   Exclusivity. For a period of one hundred twenty (120) days from the date of the execution of this Agreement, (a) Company and its representatives shall not directly or indirectly discuss, negotiate or consider any proposal, plan or offer from any other party relating to any liabilities, or any financial transaction having an effect or result similar to the transactions contemplated hereby, and (b) LIVINGSTON shall have the exclusive right to negotiate and execute definitive documentation embodying the terms set forth herein and other mutually acceptable terms.

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21.   Inconsistency. In the event of any inconsistency between the terms of this Agreement and any other document executed in connection herewith, the terms of this Agreement shall control to the extent necessary to resolve such inconsistency.

22.   NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of

(a)       the date delivered, if delivered by personal delivery as against written receipt therefor or by confirmed facsimile transmission,

(b)       the seventh business day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail, or

(c)       the second business day after mailing by domestic or international express courier, with delivery costs and fees prepaid,

in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by ten (10) days’ advance written notice similarly given to each of the other parties hereto):

Company:

Coates International, Ltd.
Attn: Barry Kaye, Chief Financial Officer
Highway 34 & Ridgewood Road
Wall Township, NJ 07719
Tel: 732-449-7717

Plaintiff:

Livingston Asset Management LLC
2338 Immokalee Rd. Ste. 324
Naples, FL 34110

with a copy to:

Matheau J. W. Stout, Esq.
400 East Pratt Street
8th Floor
Baltimore. Maryland 21202
Tel (410) 429-7076

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IN WITNESS WHEREOF, the parties have duly executed this Settlement Agreement and Stipulation as of the date first indicated above.

LIVINGSTON ASSET MANAGEMENT LLC

By:	/s/ Steven Hicks
Name:	Stephen Hicks
Title:	Manager

COATES INTERNATIONAL, LTD.

By:	/s/ Barry C. Kaye
Name:	Barry C. Kaye
Title:	Chief Financial Officer

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